Exhibit 99.2

Consent to Be Named as a Director Nominee of
Griffin-American Healthcare REIT III, Inc.

To Griffin-American Healthcare REIT III, Inc.:

I, J. Grayson Sanders, hereby consent to be named as a director nominee of Griffin-American Healthcare REIT III, Inc., a Maryland corporation (the “Company”), in the Company’s Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Dated: January 14, 2014
/s/ J. Grayson Sanders
J. Grayson Sanders